Exhibit 23.3

CONSENT

Board of Directors
Piedmont Lithium Inc.
Belmont, North Carolina

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-259798) and Form S-8 (No. 333-256454) of Piedmont Lithium Inc. of our report dated February 26, 2023, relating to the consolidated financial statements of Sayona Mining Limited for the years ended June 30, 2021 and 2022 which appears in the Annual Report on Form 10-K filed by Piedmont Lithium Inc. for the year ended December 31, 2022, and our report dated February 22, 2024, relating to the consolidated financial statements of Sayona Mining Limited for the years ended June 30, 2022 and 2023, which appears in this Annual Report on Form 10-K by Piedmont Lithium Inc. for the year ended December 31, 2023.

/s/ Nexia Brisbane Audit Pty Ltd.

February 27, 2024